Consent of Independent Auditors

We consent to the reference of our firm under the caption "Independent Auditor" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life of New York Account 8 - IDS Life of New York Variable Universal Life III comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6, No. 333-44644) for the registration of IDS Life of New York Variable Universal Life III offered by IDS Life Insurance Company of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003